Exhibit 99.1
Speedemissions, Inc.’s Utah Emission Testing Stores
Acquired by Dekra Automotive

ATLANTA, GA. -- December 11, 2014 -- Speedemissions, Inc. (OTCPK: SPMI) (the “Company” or “Speedemissions”), a vehicle emissions testing and safety inspections company with retail locations in the Atlanta, Georgia and St. Louis, Missouri markets, the developer of the revolutionary automobile diagnostic iPhone apps, CARbonga-SRI and CARbonga, and the creator of BuyCARSafety.com “ADVISR” (www.BuyCarSafety.com), announced today that Dekra Automotive North America, Inc. (“Dekra”) has acquired the Company’s six Salt Lake City area stores currently doing business as Just Emissions.  Dekra currently has over 50 vehicle emission (safety inspections where required) stores in California, Georgia North Carolina and Texas, and the acquisition represents Dekra’s first emission locations in Utah.

"After carefully analyzing the current status of the emission testing industry and recent fiscal challenges, it was determined that the selling of the Utah operations was a prudent measure which would eliminate company debt, while affording us the opportunity to identify complementary services to help grow the business,” stated Rich Parlontieri, President and CEO of Speedemissions.  “The loss of land leases at several of our highly profitable stores earlier this year and the struggles experienced in the Houston trade area also contributed to this decision.  The sale to Dekra will provide us with the cash necessary to strengthen our balance sheet by eliminating long-term debt and allowing us to seek out other growth opportunities in related automotive areas.  The transaction also provides our loyal Salt Lake City employees with an opportunity to be part of Dekra, the premier company in auto emissions testing and safety inspections,” added Parlontieri.

“Although we have reduced the number of our corporate stores through this sale, by not renewing the leases of those under-performing stores, our remaining locations in Atlanta and St. Louis are reaching their target numbers. In addition, the cost-saving measures in both the operations and corporate levels as indicated in our last quarterly report have slowly begun to take effect. We believe these steps and our remaining core emission testing business will allow us to improve our financial position in 2015,” said Parlontieri.

“With respect to the future,” Parlontieri added, "as a result of information gleaned from our core emissions and safety testing business, we have learned other business segments in the automotive industry that we believe would be both complementary and synergistic with our core business. We have identified one particular industry that has the potential to be part of a strategy similar to the formula used to build Speedemissions from one store in 2001 to over 20 stores currently. Our research shows this industry to be highly fragmented, and we hope that as 2015 unfolds we can enter this new business segment in a steady, manageable fashion. In closing, we remain committed to increasing value for our shareholders and moving the company forward."

ABOUT SPEEDEMISSIONS, INC.
Speedemissions, Inc., based in Atlanta, Georgia, offers customers quick and efficient emission testing and/or safety inspection as required by law. The Company currently operates more than 22 testing and/or safety inspection centers located in the Atlanta, Georgia and St. Louis, Missouri markets.  For more information, visit: www.speedemissions.com

ABOUT BUYCARSAFETY.COM
BuyCarSafety.com is Speedemission’s automobile manufacturer safety recall data web site which makes available to consumers the “ADVISR,” a comprehensive safety report powered by CARbonga.  The ADVISR provides vehicle owners, and anyone looking to purchase a used automobile, the complete recall history of the make and model in a simple to understand format, including identifying the specific item(s) being recalled, the details on the defective item/system, the potential consequences if recall not corrected, as well as the measures required by the dealer to fix the safety recall item.

ABOUT CARBONGA
Speedemissions, Inc. owns and developed the CARbonga line of apps for smart phone users.  CARbonga is the first app which allows the average person to detect automotive car problems for their own vehicle or when buying a used vehicle.  The CarBonga-SRI app provides a quick and easy way for consumers to stay on top of the safety of their vehicle by providing the most current safety-related recalls and service bulletins for their vehicles.

For more information, visit www.carbonga.com and for CARbonga news updates follow @CarbongaApp on Twitter.

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For more information:
Speedemissions, Inc.
Investor Relations
Email: ir@speedemissions.com

FORWARD LOOKING STATEMENTS
Certain statements contained in this news release regarding matters that are not historical facts may be forward-looking statements. Because such forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed in or implied by such forward-looking statements. Factors that could cause actual results to differ materially include, but are not limited to, uncertainties pertaining to market acceptance for Speedemissions' products and services, its ability to succeed in increasing revenues in the near term to attain profitable operations and generate sufficient cash flow from operations, the effect of new competitors in its markets, its integration of acquired businesses, and other risk factors identified from time to time in its filings with the Securities and Exchange Commission, including Speedemissions’ Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and current reports on Form 8-K which are available at the SEC’s website www.sec.gov. Other factors not currently anticipated may also materially and adversely affect Speedemissions’ results of operations, financial position, and cash flows.  There can be no assurance that future results will meet expectations.  While Speedemissions believes that the forward-looking statements in this news release are reasonable, the reader should not place undue reliance on any forward-looking statement.  In addition, these statements speak only as of the date made.  Speedemissions does not undertake, and expressly disclaims any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by applicable law.